UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑ Definitive Proxy Statement

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READING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
6100 Center Drive, Suite 900
Los Angeles, California 90045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2013

TO THE STOCKHOLDERS:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at 6100 Center Drive, Suite 900, Los Angeles, California, on Thursday, May 16, 2013, at 11:00 a.m., local time, for the following purposes:

1.

To consider and vote upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation that would prohibit the Company, without stockholder approval or ratification, from issuing any class of preferred stock (or securities convertible into or exchangeable for shares of any class of preferred stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges, or preferences of such class of preferred stock;

2.	To elect nine directors to our Board of Directors to serve until the 2014 Annual Meeting of Stockholders; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is enclosed.  Only holders of our class B voting common stock at the close of business on April 19, 2013 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

If you hold shares of our class B voting common stock, you will have received a proxy card enclosed with this notice.  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the accompanying postage-prepaid envelope to ensure that your shares will be represented at the Annual Meeting.

            By Order of the Board of Directors

            James J. Cotter, Sr.

            Chairman

April 26,  2013

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
6100 Center Drive, Suite 900
Los Angeles, California 90045

PROXY STATEMENT

Annual Meeting of Stockholders
Thursday, May 16, 2013

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (the “Company,” “Reading,” “we,” “us,” or “our”) of proxies for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 16, 2013, at 11:00 a.m., local time, at 6100 Center Drive, Suite 900, Los Angeles, California, and at any adjournment or postponement thereof.  This Proxy Statement and form of proxy are first being sent or given to stockholders on or about April 26, 2013.

At our Annual Meeting, you will be asked to (1) consider and vote upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation that would require the Company to obtain stockholder approval of any sale or issuance of any class of preferred stock (or securities convertible into or exchangeable for shares of any class of preferred stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges, or preferences of such class of preferred stock (the “Proposed Amendment”); (2) elect nine directors to our Board of Directors to serve until the 2014 Annual Meeting of Stockholders and (3) act on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of April 19, 2013, the record date for the Annual Meeting (the “Record Date”), there were outstanding 1,495,490 shares of our class B voting common stock (“Class B Stock”).  James J. Cotter, Sr., our Chairman and Chief Executive Officer, beneficially owned 1,023,888 shares of our Class B Stock on the Record Date which shares represent a majority of the outstanding voting rights of the Company.  Accordingly, Mr. Cotter, Sr. has the power, acting alone and regardless of the vote of our other stockholders, to determine the outcome of each of the proposals on the agenda for the Annual Meeting.  Mr. Cotter, Sr. has advised us that he intends to follow the recommendations of our Board of Directors in casting his votes and to vote in favor of each of the proposals described in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 16, 2013 – This Proxy Statement, along with the proxy card, and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission are available at our website, http://www.readingrdi.com, under “Investor Information.”

VOTING AND PROXIES

Am I eligible to vote?

If you owned shares of Class B Stock on the Record Date, you are eligible to vote, and you should have received a proxy card enclosed with this notice.  If you did not receive a proxy card, please contact our Corporate Secretary at (213) 235-2240.

What if I own Class A Nonvoting Common Stock?

Holders of our class A nonvoting common stock (“Class A Stock”) have no voting rights with respect to the matters to be voted on at the Annual Meeting.

How many votes do I have?

You will have one vote with respect to each matter to be considered at the Annual Meeting for each share of Class B Stock that you owned on the Record Date.

How do I vote in person?

You may vote in person by attending the 2013 Annual Meeting.  If you are not the record holder of your shares, please refer to the discussion following the question “What if I am not the record holder of my shares?”

How do I vote by proxy?

To vote by proxy, you should complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

To be able to vote your shares in accordance with your instructions, we must receive your proxy before the Annual Meeting.  We will vote at the Annual Meeting in accordance with the instructions given to us in properly executed proxies.  If you execute and return the enclosed proxy card without marking instructions, we will vote “FOR” each of the proposals described in this Proxy Statement.  Although we do not know of any other matter to be acted upon at the Annual Meeting, the individuals indicated on your proxy card may vote in accordance with their judgment with respect to any other business that may properly come before the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy.  Submission of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?

You have the right to revoke your proxy at any time before it is voted on your behalf by:

•

submitting to our Corporate Secretary at our address at 6100 Center Drive, Suite 900, Los Angeles, California 90045, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

What if I am not the record holder of my shares?

If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares.  You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted.

If you do not have record ownership of your shares and want to vote in person at the Annual Meeting, you must obtain a proxy from the record holder of your shares and bring it with you to the Annual Meeting.

Proxy Solicitation and Expenses

In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone, but no additional compensation will be paid to them for such services.  We will bear all the costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.

Quorum and Vote Required

The presence in person or by proxy of the holders of a majority of our outstanding shares of Class B Stock will constitute a quorum at the Annual Meeting.

As to the Proposed Amendment:

Approval of the Proposed Amendment will require a “FOR” vote from the holders of a majority of our outstanding shares of Class B Stock.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” with respect to the Proposed Amendment.    In tabulating the voting results, only the “FOR” votes are counted.

As to the Election of Directors:

In the election of directors, the nine nominees receiving the highest number of “FOR” votes will be elected.

In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees.  If you abstain in the election of directors, it will not impact the election of directors.  In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

As to Broker Non-Votes:

If you are the beneficial owner of shares held in the name of a broker, trustee, or other nominee and do not provide that broker, trustee, or other nominee with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Brokers may not vote on the Proposed Amendment without approval of the beneficial owner of the shares held of record by the broker.  Since the approval of the Proposed Amendment requires the “FOR” vote of a majority of our outstanding shares of Class B Stock, a broker non-vote will have the same effect as a vote “AGAINST” the Proposed Amendment.  Please instruct your broker, trustee, or other nominee so that your shares can be voted as to the Proposed Amendment.

PROPOSAL 1: PROPOSED AMENDMENT

On March 7, 2013, our Board of Directors unanimously approved, and recommended that our stockholders approve, an amendment to the Amended and Restated Articles of Incorporation of the Company.  The text of the Proposed Amendment is set forth as Annex A to this Proxy Statement.  The Proposed Amendment was considered at the request of Mr. James J. Cotter, Sr., our Chairman, Chief Executive Officer and the holder as of the Record Date of over 70% of our outstanding Class B Stock.  See “Beneficial Ownership Table” below.

The Proposed Amendment would require that our Company obtain the approval of the holders of a majority of our outstanding Class B Stock before selling or issuing any shares of our Company’s preferred stock (or securities convertible into or exchangeable for shares of any preferred stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges or preferences of such class of preferred stock.  Adoption of the Proposed Amendment would mean that it would thereafter be highly unlikely that the Company’s Board of Directors would be able to authorize a transaction involving the sale or issuance of preferred stock that could cause a change of control of our Company without the approval of the holders of our Class B Stock.

In 2003, our stockholders approved a similar amendment to our Articles of Incorporation to prohibit the Company from issuing, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Stock, shares of Class B Stock equal to 5% or more of the outstanding shares of Class B Stock.  The 2003 amendment was modeled on American Stock Exchange and NASDAQ requirements that listed companies such as the Company obtain stockholder approval as a prerequisite to the listing of additional shares to be sold or issued in transactions that would result in dilution of 20% or more to existing stockholders.  The purpose of the 2003 amendment was to prevent our Board of Directors from issuing Class B Stock in an amount that could cause a change of control of our Company, except with the approval of the holders of a majority of our outstanding shares of Class B Stock.

Our directors believe that the Proposed Amendment is consistent with the intentions of our Company’s stockholders in approving in the 2003 amendment and with fundamental notions of corporate governance that a board of directors should not have the power to unilaterally change the voting control of the company they serve, as well as the philosophy of the stock exchange listing standards referred to above.  Unless the Proposed Amendment is adopted, the provisions of our Amended and Restated Articles of Incorporation with respect to the issuance of preferred stock will be inconsistent with the limitations imposed on the issuance of Class B Stock and could be used to circumvent these limitations.  Therefore, the Proposed Amendment would conform the provisions of our Amended and Restated Articles as they relate to our preferred stock and our Class B Stock.

The Board believes that the adoption of the Proposed Amendment is also consistent with current stockholder and market expectations that James J. Cotter, Sr.’s control position will not be materially diluted without his approval as long as he owns a majority of our outstanding Class B Stock.  The Proposed Amendment may have the effect of discouraging potential acquirers of the Company, because it will not be possible for a bidder to acquire the Company without the approval of the holders of Class B Stock, including Mr. Cotter, Sr. but the Board believes that that the amendment will assist in negotiating with potential purchasers of our preferred stock by, in effect, removing the voting issue from consideration.  The Company knows of no current or anticipated bid for the Company by a potential acquirer.

In light of Mr. Cotter, Sr.’s ownership of Class B Stock, at present it is unlikely that the Board could bring about a change of control of the Company without Mr. Cotter’s approval given the existing stockholder approval requirements imposed by the stock exchange listing standards referred to above.  However, the Proposed Amendment will virtually eliminate such a possibility.  In this respect, Mr. Cotter, Sr. may be deemed to have an interest in the adoption of the Proposed Amendment that differs from that of the Company’s other stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE PROPOSED AMENDMENT.  Mr. Cotter has advised our Company that he intends to vote his Class B Stock in accordance with such recommendation.   Unless otherwise instructed, the proxy holders will vote the proxies received by us “FOR” the adoption of the Proposed Amendment.

PROPOSAL 2: ELECTION OF DIRECTORS

Nominees for Election

Nine directors are to be elected at our Annual Meeting to serve until the annual meeting of stockholders to be held in 2014 or until their successors are elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by us “FOR” the election of the nominees below, all of whom currently serve as directors.  The nine nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors.  We believe the nominees named will be able to serve if elected.

The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position
James J. Cotter, Sr.	75	Chairman of the Board and Chief Executive Officer (1)
James J. Cotter, Jr.	43	Vice Chairman of the Board(2)
Ellen M. Cotter	47	Director
Margaret Cotter	45	Director
William D. Gould	74	Director (3)
Edward L. Kane	75	Director (1)(2)(4)(5)
Douglas J. McEachern	61	Director (4)
Tim Storey	55	Director (4)(5)
Alfred Villaseñor	83	Director (1)(5)

(1) Member of the Executive Committee.

(2) Member of the Tax Oversight Committee.

(3) Lead Independent Director.

(4) Member of the Audit and Conflicts Committee.

(5) Member of the Compensation Committee.

James J. Cotter, Sr.

James J. Cotter, Sr. has been a director of our Company since 1991, the Chairman of our Board since 1992, and our Chief Executive Officer since December 27, 2000.  Mr. Cotter, Sr. also served as our Chief Executive Officer from August 1, 1999 to October 16, 2000, and as a director of our Company from 1986 to 1988.  Mr. Cotter, Sr. is a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities primarily with our Company, a 50% member in Shadow View Land and Farming, LLC, a limited liability company in which our Company owns the remaining membership interest, and the sole voting member of Cotter Enterprises LLC (a family-owned private investment vehicle).  Mr. Cotter, Sr. is the father of Ellen M. Cotter, James J. Cotter, Jr., and Margaret Cotter.  Mr. Cotter also serves as a director, officer, and/or manager of all of our consolidated subsidiaries, other than Shadow View Land and Farming, LLC, which is managed by our Company under the supervision of the Audit and Conflict Committee.

Mr. Cotter, Sr. is highly qualified to serve on our Board due to his decades of experience as an executive in the film exhibition and real estate industries, as well as experience in diverse ventures and investments.  Mr. Cotter, Sr. has also served on several boards of public and private companies, primarily engaged in banking and real estate activities.  Furthermore, as the largest stockholder of the Company, his interests are generally aligned with those of the other stockholders of the Company, which enhances his value as a director.  In those situations where there may be a conflict of interest, such matters are referred to our Audit and Conflicts Committee comprised entirely of independent directors.

James J. Cotter, Jr.

James J. Cotter, Jr. has been a director of the Company since March 21, 2002, and was appointed Vice Chairman of the Board in 2007.  He has been Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer, and marketer) since July 2004.  Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002.  He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004.  Mr. Cotter, Jr. is the son of James J. Cotter, Sr. and the brother of Margaret Cotter and Ellen M. Cotter.

James J. Cotter, Jr. brings to the Board his experience as a business professional and corporate attorney.  In addition, with his direct ownership of approximately 671,000 shares of our Company’s Class A Common Stock, Mr. Cotter, Jr. is a significant stake holder in our Company.  Mr Cotter Jr. also holds options to acquire an additional 22,500 shares of Class A Common Stock.

Ellen M. Cotter

            Ellen M. Cotter has been a member of the Board of Directors since March 13, 2013.  She joined the Company in March 1998, is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Prior to joining the Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  Ms. Cotter is the daughter of James J. Cotter, Sr. and the sister of James J. Cotter, Jr. and Margaret Cotter.

Ms. Cotter brings to the Board her 15 years of experience working in our Company’s cinema operations, both in the United States and Australia.  For the past 12 years, she has served as the senior operating officer of our Company’s domestic cinema operations.  She has also served as the Chief Executive Officer of Reading’s subsidiary, Consolidated Entertainment, LLC, which operates substantially all of our cinemas in Hawaii and California.  With her direct ownership of approximately 652,000 shares of Class A Stock, Ms. Cotter is a significant stake holder in our Company.  Ms Cotter also holds options to acquire an additional 95,000 shares of Class A Common Stock and 50,000 shares of Class B Voting Common Stock.

Ms Cotter is a senior executive officer of our Company and, accordingly, will not be paid for her services as a director, but has been granted the 20,000 stock options customarily granted to all new directors.

Margaret Cotter

Margaret Cotter has been a director of the Company since September 27, 2002.  Ms. Cotter is the owner and President of OBI, LLC, a company that provides live theater management services to our live theaters.  Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters.  Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York and a board member of the League of Off-Broadway Theaters and Producers.  From February 1994 until October 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York.  Ms. Cotter graduated of Georgetown University and Georgetown University Law Center.  She is the daughter of James J. Cotter, Sr. and the sister of James J. Cotter, Jr. and Ellen M. Cotter.

Ms. Cotter brings to the Board her experience as a live theater producer and theater operator and an active member of the New York theatre community, which gives her insight into live theater business trends that affect our business in this sector.  In addition, with her direct ownership of approximately 655,000 shares of our Company’s Class A Common Stock, Ms. Cotter is a significant stake holder in our Company.  Ms Cotter also holds options to acquire an additional 22,500 shares of Class A Common Stock and 35,100 shares of Class B Voting Common Stock.

William D. Gould

William D. Gould has been a director of the Company since October 15, 2004 and has been a member of the law firm of TroyGould PC since 1986.  Previously, he was a partner of the law firm of O’Melveny & Myers.  We have from time to time retained TroyGould PC for legal advice.

As an author and lecturer on the subjects of corporate governance and mergers and acquisitions, Mr. Gould brings to the Board specialized experience as a corporate attorney.  Mr. Gould’s corporate transactional experience and expertise in corporate governance matters ensures that we have a highly qualified advisor on our Board to provide oversight in such matters.

Edward L. Kane

Edward L. Kane has been a director of the Company since October 15, 2004.  Mr. Kane was also a director of the Company from 1985 to 1998, and served as President from 1987 to 1988.  Mr. Kane currently serves as the Chairman of our Tax Oversight Committee and of our Compensation and Stock Option Committee (which we refer to as our Compensation Committee).  He also serves as a member of our Executive Committee and our Audit and Conflicts Committee.  Since 1996, Mr. Kane’s principal occupation has been healthcare consultant and advisor.  In that capacity, he has served as President and sole shareholder of High Avenue Consulting, a healthcare consulting firm, and as the head of its successor proprietorship.  At various times during the past three decades, he has been Adjunct Professor of Law at two of San Diego’s Law Schools, most recently in 2008 and 2009 at Thomas Jefferson School of Law, and prior thereto at California Western School of Law.

Mr. Kane brings to the Board his many years as a tax attorney and law professor.  Mr. Kane’s tax law experience has served the Company in its recent tax litigation and his expertise and guidance in such complex matters continue to be invaluable to the Company.    Mr. Kane also brings his experience as a past President of Craig Corporation and of Reading Company, two of our corporate predecessors, as well as a former member of the boards of directors of several publicly held corporations.

Douglas J. McEachern

Douglas J. McEachern has been a Director of the Company since May 17, 2012 and Chairman of our Audit and Conflicts Committee since August 1, 2012.  He has served as a member of the Board of Directors  and of the Audit and Compensation Committee for Willdan Group, a NASDAQ listed engineering company, since 2009.  Mr. McEachern is also a member of the Board of Directors of Community Bank in Pasadena, California and a member of its Ethics, Finance, Investment and Audit Committees.  He also is a member of the Finance Committee of the Methodist Hospital of Arcadia and Arcadia Public Library Foundation.  Since July 2009, Mr. McEachern has also served as an instructor of auditing and accountancy at Claremont McKenna College and of accounting at California State Polytechnic University at Pomona.  Mr. McEachern was an audit partner from July 1985 to May 2009 with the audit firm, Deloitte and Touche, LLP, with client concentrations in financial institutions and real estate.  Mr. McEachern was also a Professional Accounting Fellow with the Federal Home Loan Bank Board in Washington DC, from June 1983 to July 1985.  From June 1976 to June 1983, Mr. McEachern was a staff member and subsequently a manager with the audit firm, Touche Ross & Co. (predecessor to Deloitte & Touche, LLP).  Mr. McEachern received a B.S. in Business Administration in 1974 from the University of California, Berkeley, and an M.B.A. in 1976 from the University of Southern California.

Mr. McEachern brings to the Board his more than 36 years experience meeting the accounting and auditing needs of financial institutions and real estate clients, including our Company.  Mr. McEachern also brings his experience reporting as an independent auditor to the boards of directors of a variety of public reporting companies and as a board member himself for various companies and not-for-profit organizations.

Tim Storey

Tim Storey has been a director of the Company since December 28, 2011.  Mr. Storey has served as the sole outside director of the Company’s wholly-owned New Zealand subsidiary since 2006.  He has served since April 1, 2009 as a director of DNZ Property Fund Limited, a commercial property investment fund based in New Zealand and listed on the New Zealand Stock Exchange, and was appointed Chairman of the Board of that company on July 1, 2009.  From 2011 to 2012,  Mr. Storey was a director of NZ Farming Systems Uruguay, also a New Zealand listed company.  NZ Farming Systems Uruguay owns and operates dairy farms in Uruguay.  Prior to being elected Chairman of DNZ Property Fund Limited, Mr. Storey was a partner in Bell Gully (one of the largest law firms in New Zealand).  Mr. Storey is also a principal in Prolex Advisory, a private company in the business of providing commercial advisory services to a variety of clients and related entities.  Prolex Advisory provides consulting services primarily with respect to fund management and commercial property/project transactions across a range of industries including health care, community housing, student accommodations and agriculture.

Mr. Storey brings to the board many years of experience in New Zealand corporate law and commercial real estate matters.  He serves as a director of our New Zealand subsidiary.

Alfred Villaseñor

Alfred Villaseñor has been a director of the Company since 1987.  He also served from 1987 to 1994 as a director of Fidelity Federal Bank, FSB, then a wholly owned subsidiary of our Company.  Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, an insurance agency that has specialized in life, business and group health insurance for over 40 years.  Mr. Villaseñor was a director of the John Gogian Family Foundation, a charitable foundation devoted to developmentally disabled, abused, or neglected youth, and currently serves as a member of its Scholarship Committee.  Mr. Villaseñor is a past president and is currently a director of Richstone Family Centers, a non-profit organization helping abused children.

Mr. Villaseñor brings to the Board his decades of experience in the insurance industry.

Attendance at Board and Committee Meetings

During the year ended December 31, 2012, our Board of Directors met six times.    The Audit and Conflicts Committee held five meetings during 2012 and the Compensation Committee held three meetings during 2012.    Each director attended at least 75% of these Board Meetings and at least 75% of the meetings of all committees on which he or she served.    The Tax Oversight Committee was formed in 2013 and, accordingly, had no meetings in 2012.

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and Company employees, which is available on our website at www.readingrdi.com.

Indemnity Agreements

We currently have indemnity agreements in place with each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries.  Under these agreements, we have agreed, subject to certain exceptions, to indemnify each of these individuals against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which such individual is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a director, officer employee, agent or fiduciary of the Company.

Compensation of Directors

During 2012, all of our directors, except James J. Cotter, Sr., received an annual fee of $35,000 for their services, including attendance at meetings of the Board and Board committees.  James J. Cotter, Jr. received an additional $100,000 for his services as our Vice Chairman of the Board in 2012.  For 2012, the Chairman of our Audit and Conflicts Committee received an additional $7,000, and the Chairman of our Compensation Committee received an additional $5,000.

In addition, upon joining the Board, new directors receive immediately vested options to purchase 20,000 shares of our Class A Stock at an exercise price equal to the market price of the stock at the date of grant.  Our directors are from time to time granted additional stock options as a part of their continuing compensation for their ongoing participation on our Board of Directors.  These awards are based upon the recommendations of our Chairman and principal shareholder, James J. Cotter, Sr., which recommendations are reviewed and acted upon by our entire Board of Directors.  Typically, in such cases, each sitting director (other than Mr. Cotter, Sr., who does not participate in such awards) is awarded the same number of options, and such options are granted on the same terms.  Historically, we have granted our officers and directors replacement options where their options would otherwise expire with exercise prices that were out of the money at the time of such expiration.  Such awards have in each case been recommended by Mr. Cotter, Sr. to our Compensation Committee for the committee’s consideration.

Director Compensation Table

The following table summarizes the director compensation for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
James J. Cotter, Sr. (1)	$--	$--	$--	$--
Eric Barr (2)	$10,500	$--	$--	$10,500
James J. Cotter, Jr. (3)	$135,000	$--	$--	$135,000
Ellen M. Cotter	$--	$--	$--	$--
Margaret Cotter (4)	$35,000	$--	$--	$35,000
William D. Gould	$35,000	$--	$--	$35,000
Edward L. Kane	$40,000	$--	$--	$40,000
Gerard P. Laheney (5)	$8,750	$--	$--	$8,750
Douglas J. McEachern	$31,500	$--	$--	$31,500
Tim Storey	$35,000	$--	$20,000 (6)	$55,000
Alfred Villaseñor	$40,000	$--	$--	$40,000

(1)	Mr. Cotter, Sr. and Ms. Ellen Cotter receive compensation only as executive officers of the Company and not in their capacities as directors.

(2)	Mr. Barr’s term as a director ended on May 17, 2012, the date of our 2012 Annual Meeting of Stockholders.
(3)

In addition to his responsibilities as Vice Chairman of the Board, Mr. James J. Cotter, Jr. works with the Company’s Executive Officers on operational and strategic matters of the Company and chairs the Domestic and Australia/New Zealand Senior Executive Management meetings, typically held on a weekly basis and serves as a member of the Tax Oversight Committee.

(4)

In addition to her director’s fees, Margaret Cotter receives a combination of fixed and incentive management fees under the OBI Management Agreement described under the caption “Certain Transactions and Related Party Transactions - OBI Management Agreement,” below.

(5)	Mr. Laheney’s term as a director ended on May 17, 2012, the date of our 2012 Annual Meeting of Stockholders.
(6)	This amount represents fees paid to Mr. Storey as the sole independent director of our Company’s wholly-owned New Zealand subsidiary.

Board Committees and Corporate Governance

Our Board of Directors has standing Executive, Audit and Conflicts, Compensation, and Tax Oversight Committees.  These committees are discussed in greater detail below.

James J. Cotter, Sr. owns beneficially a majority of our Class B Stock and accordingly holds more than 50% of the voting power for the election of directors of the Company.  Therefore, our Board of Directors,  has determined that our Company is a “Controlled Company” under section 5615(c)(1) of the listing rules of The NASDAQ Capital Stock Market (the “NASDAQ Rules”).  After reviewing the benefits and detriments of taking advantage of the exceptions to the corporate governance rules set forth in section 5605 of the NASDAQ Rules, our Board of Directors in 2009 unanimously determined to take advantage of all of the exceptions from the NASDAQ Rules afforded to our Company as a Controlled Company.

A Controlled Company is not required to have an independent nominating committee or independent nominating process.  It was noted by our directors that the use of an independent nominating committee or independent nominating process would be of limited utility, since any nominee would need to be acceptable to Mr. Cotter, Sr. as our controlling stockholder, in order to be elected.  Mr. Cotter, Sr., as the holder of a majority of the voting power of our Company, is able to unilaterally elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected or remove a Director from the Board of Directors.  Historically, Mr. Cotter, Sr. has identified and recommended nominees to our Board of Directors in consultation with our other incumbent directors.

Our Board of Directors does not have a formal policy with respect to the consideration of director candidates recommended by our stockholders.  No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter, Sr. ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable.  Neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders.  In light of the facts that (i) we are a Controlled Company under the NASDAQ Rules and exempted from the requirements for an independent nominating process and (ii) our governing documents and Nevada law place no limitation upon the direct nomination of director candidates by our stockholders, our Board of Directors believes there is no need for a formal policy with respect to director nominations.

Our Board of Directors will consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our common stock that are beneficially owned by such nominee, and such other information required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.

Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one director and member of our Audit and Conflicts Committee who qualifies as an “audit committee financial expert,” and have not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.  We have no policy of considering diversity in identifying director nominees.

Six of the current nominees are long-standing incumbent directors, and all nine nominees were originally recommended by Mr. Cotter, Sr.  No other recommendations were received by us with respect to possible nominees to our Board of Director for consideration at our upcoming Annual Meeting of Stockholders.

James J. Cotter, Sr., serves as our Chief Executive Officer and as Chairman of the Board of Directors.  We believe this leadership structure is appropriate because it is more efficient than having these roles divided, and, because the first-hand knowledge of our business operations that our Chairman possesses as Chief Executive Officer, better serves our entire Board in its decision making.  In lieu of separating the Chief Executive Officer and Chairman functions, the Board has designated William D. Gould to serve as our Lead Independent Director, to chair meetings of the independent directors, and to act as liaison between our Chairman and our independent directors.

Our Board of Directors oversees risk by remaining well-informed through regular meetings with management and our Chairman’s personal involvement in our day-to-day business including any matters requiring specific risk management oversight.  Our Vice-Chairman chairs regular senior management meetings, which are typically held weekly, one addressing domestic issues and the other addressing overseas issues.    The risk oversight function of our Board of Directors is enhanced by the fact that our Audit and Conflict Committee is comprised entirely of independent directors.

We encourage, but do not require, our Board members to attend our annual meeting of stockholders.  Six of our eight then-incumbent directors attended last year’s annual meeting.

Executive Committee

A standing Executive Committee, comprised of Mr. Cotter, Sr., Mr. Kane and Mr. Villaseñor, is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.  In recent years, this committee has not been used to take any action on corporate matters.    With the exception of matters delegated to the Audit and Conflicts Committee or the Compensation Committee, all matters requiring Board approval have been considered by the entire Board of Directors.

Audit and Conflicts Committee

Our Board of Directors maintains a standing Audit and Conflicts Committee, which we refer to as the “Audit Committee.”  The Audit Committee operates under a Charter adopted by the Board of Directors, and is available on our website at www.readingrdi.com.  Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as defined in section 5605(a)(2) of the NASDAQ Rules), and that Mr. McEachern, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert.  With respect to our fiscal year ended December 31, 2012, our Audit and Conflicts Committee was comprised of Messrs. McEachern, Kane,  and Storey.    Until May 17, 2012, Messrs Barr and Laheney served as members of the Audit Committee (and were likewise independent as determined by our Board of Directors), until they were succeeded by Messrs. McEachern and Storey.

Audit
Audit Committee Report

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2012.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions.  The Audit Committee operates under a written Charter adopted by our Board of Directors.  The Charter is reviewed periodically and subject to change, as appropriate.  The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Grant Thornton, LLP, our independent auditors.  Management is responsible for:   the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Grant Thornton, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Grant Thornton, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, Grant Thornton, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Grant Thornton, LLP referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2012 for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Respectfully submitted by the Audit Committee.
Douglas J. McEachern, Chairman Edward L. Kane Tim Storey

Compensation Committee

Our Board of Directors has a standing Compensation Committee comprised entirely of independent directors.  The members of this committee are Alfred Villaseñor, Tim Storey and Edward L. Kane, who serves as Chairman.

The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, Sr. and of any Cotter family member,  provides from time to time advice to James J. Cotter, Sr. regarding the compensation of other executives, as requested by Mr. Cotter, Sr., and performs other compensation related functions as delegated.  The Compensation Committee Report is shown below under the heading, “Compensation Committee Report.”

Tax Oversight Committee

Due to the complexity of our Company’s tax issues, given its operations in the United States, Australia, and New Zealand and its historic net operating loss carry forwards, during March 2013, our Board formed a Tax Oversight Committee to review with management and to keep the board abreast of and informed about the Company’s tax planning and such tax issues as may emerge from time to time.  This committee is comprised of Messrs. Edward L. Kane and James J. Cotter, Jr.    Mr. Kane serves as the Chairman of the committee.

Vote Required

The nine nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.  Mr. Cotter, Sr. has advised us that he intends to vote his shares of Class B Stock in favor of each of our nominees.  Since Mr. Cotter, Sr. owned a majority of the outstanding shares of Class B Stock on the Record Date, if he votes all of his shares as he has advised, each of the nominees will be elected regardless of the vote of our other stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the shares of Class A Stock and Class B Stock beneficially owned on the Record Date by:

•	each of our incumbent directors and director nominees;
•	each of our named executive officers set forth in the Summary Compensation Table of this Proxy Statement;
•	each person known to us to be the beneficial owner of more than 5% of our Class B Stock; and
•	all of our incumbent directors and executive officers as a group.

Except as noted, we believe that each beneficial owner has sole voting power and sole investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership (1)
	Class A Stock		Class B Stock
Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

James J. Cotter, Sr. (2)	2,944,755	13.5%	1,123,888	70.4%
James J. Cotter, Jr. (3)	693,232	3.2%	--	--
Ellen M. Cotter (4)	746,902	3.4%	50,000	3.2%
Margaret Cotter (5)	677,870	3.1%	35,100	2.3%
William D. Gould (6)	79,840	*	--	--
Edward L. Kane (6)	60,000	*	100	*
Douglas J. McEachern (7)	22,000	*	--	--
Tim Storey (7)	20,000	*	--	--
Alfred Villaseñor (8)	29,300	*	--	--
John Hunter	--	*	--	--
Andrzej Matyczynski (9)	60,551	*	--	--
Robert F. Smerling (10)	43,750	*	--	--

Mark Cuban (11) 5424 Deloache Avenue Dallas, Texas 75220	72,164	*	207,611	13.9%
PICO Holdings, Inc. and PICO Deferred Holdings, LLC (12) 875 Prospect Street, Suite 301 La Jolla, California 92037	N/A	N/A	97,500	6.52%
All Directors and Executive Officers as a Group (12 persons)(13)	5,378,200	24.1%	1,209,088	71.9%

(1)

Percentage ownership is determined based on 21,805,665 shares of Class A Stock and 1,495,490 shares of Class B Stock outstanding on the Record Date.  Beneficial ownership is determined in accordance with SEC rules.  Shares subject to options that are presently exercisable, or exercisable within 60 days of the Record Date, which are indicated by footnote, are deemed to be beneficially owned by the person holding the options and are deemed to be outstanding in computing the percentage ownership of that person, but not in computing the percentage ownership of any other person.  An asterisk (*) denotes beneficial ownership of less than 1%.

(2)

The Class B Stock shown includes 100,000 shares subject to stock options and 1,023,888 shares owned by the James J. Cotter Living Trust, of which Mr. Cotter, Sr. is the sole trustee.  The shares of Class A Stock shown include 1,447,287 shares owned by the James J. Cotter Living Trust, 29,730 shares held in a pension fund in Mr. Cotter, Sr.’s name,  1,000,000 shares held by Cotter Enterprises, LLC, of which Mr. Cotter, Sr. is the sole voting member, 291,390 shares held by a trust for Mr. Cotter, Sr.’s grandchildren, of which Mr. Cotter, Sr. is the trustee, and 176,350 held by the James J. Cotter Foundation, of which Mr. Cotter, Sr. is the trustee.  Mr. Cotter, Sr. has no pecuniary interest in the shares held by his grandchildren’s trust or the James J. Cotter Foundation.  Mr. Cotter, Sr.’s pecuniary interest in the shares held by Cotter Enterprises, LLC is limited to 10,000 of the shares held by Cotter Enterprises, LLC, representing his 1% interest in that entity.  The Cotter 2005 Children’s Trust U/D/T dated December 31, 2005 (the “Cotter Children’s Trust”) holds a 99% non-voting interest in Cotter Enterprises, LLC.

(3)	The Class A Stock shown includes 22,500 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC.

(4)

The Class A Stock shown includes 95,000 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC.  The Class B Stock shown represents 50,000 shares subject to stock options.

(5)

The Class A Stock shown includes 22,500 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC.  The Class B Stock shown represents 35,100 shares subject to stock options.

(6)	Includes 42,500 shares subject to stock options.

(7)	Includes 20,000 shares subject to stock options.

(8)	Includes 22,500 shares subject to stock options.

(9)	Includes 35,100 shares subject to stock options.

(10)	Includes 43,750 shares subject to stock options.

(11)	Based on Mr. Cuban’s Form 4 filed on July 18, 2011 and Schedule 13-G filed on February 14, 2012.

(12)	Based on the PICO Holdings, Inc. and PICO Deferred Holdings, LLC Schedule 13-G filed on February 15, 2011.

(13)	The Class A Stock shown includes 634,240 shares subject to stock options and the Class B Stock shown includes 185,100 shares subject to stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of either class of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms we have received and on written representations from certain reporting persons, during 2012, the following Section 16(a) filings were filed late:

Filer	Date of Transaction	Shares Acquired (A) / Disposed (D)	Class of Stock	Form	Date Filed
James J. Cotter, Sr.	11/15/2012	1,255,752 (D)	A	4	3/8/2013
James J. Cotter, Sr.	12/14/2012	27,000 (D)	A	4	3/8/2013
James J. Cotter, Sr.	12/18/2012	25,000 (D)	A	4	3/8/2013

Each of the above dispositions was a gift made by James J. Cotter, Sr.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers other than James J. Cotter , Sr. and Ellen M. Cotter both of whose information is set forth above under “Proposal 1: Election of Directors – Nominees for Election.”

Name	Age	Title
John Hunter	54	Chief Operating Officer
Andrzej Matyczynski	60	Chief Financial Officer and Treasurer
Robert F. Smerling	78	President - Domestic Cinemas

John Hunter has served as our Chief Operating Officer since February 2007.  He is also the President of our Australia and New Zealand subsidiaries.  Mr. Hunter has spent more than the past twenty years in senior management positions in cinema operations and real estate development, including positions with Landmark Theatres, Loews Theatres, and Pacific Theatres.  Immediately prior to joining the Company, he was the Chief Operating Officer and Chief Financial Officer for Hollywood Theatres.

Andrzej Matyczynski has served as our Chief Financial Officer and Treasurer of our Company since November 1999.  Mr. Matyczynski earned a Masters Degree in Business Administration from the University of Southern California.

Robert F. Smerling has served as President of our domestic cinema operations since 1994.  Mr. Smerling has been in the cinema industry for 56 years and, immediately before joining our Company, served as the President of Loews Theatres Management Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Authority of the Compensation Committee

The Board of Directors of our Company has established a standing Compensation Committee, which we refer to in this section as the “Committee,” consisting of two or more of our non-employee directors.  As a Controlled Company, we are exempt from the NASDAQ Rules regarding the determination of executive compensation.  The Compensation Committee has no formal charter, and acts pursuant to the general authority delegated to the Committee by our Board of Directors.

The Compensation Committee recommends to the full Board of Directors the compensation of our Chief Executive Officer and of any Cotter family members.  Our Board of Directors, with directors James J. Cotter, Sr.,  Ellen M. Cotter, Margaret Cotter, and James J. Cotter, Jr. abstaining, determine whether to accept the recommendation of the Compensation Committee or to take other action.  James J. Cotter, Sr., as our Chairman and Chief Executive Officer, has been delegated responsibility by our Board to determine the compensation of our executive officers other than Cotter family members.  James J. Cotter, Sr., may, in his discretion, seek the advice of the Compensation Committee on matters related to the compensation of other named executive officers.  The Board of Directors exercises oversight in this area as a part of its review of James J. Cotter, Sr.’s performance as our Company’s Chief Executive Officer, and performs other compensation related functions as delegated.

Throughout this proxy section, the individuals named in the Summary Compensation Table, below, are referred to as the “named executive officers.”

CEO Compensation

The Compensation Committee recommends to the Board of Directors the annual compensation of our Chief Executive Officer.  Our Chief Executive Officer’s executive compensation program is based primarily upon the Compensation Committee’s annual review of peer group practices, advice of an independent third-party compensation consultant who reports directly to the Compensation Committee, and consistently applied practices with respect to the timing of equity grants.  Consistent with the above program, the Compensation

Committee has determined that a three element approach is best suited to achieve our goals with respect to Chief Executive Officer compensation.  The objective of each element is to reward Mr. Cotter, Sr. for his performance and leadership. The three elements are a fixed compensation component, a discretionary bonus component, and a stock grant component.

In 2012 and 2011, the Compensation Committee engaged Towers Watson, executive compensation consultants, to evaluate our Chief Executive Officer’s total direct compensation compared to a peer group of companies.  In preparing the analyses, Towers Watson, in consultation with our management, including Mr. James J. Cotter, Sr., identified a peer group of companies in the real estate and cinema exhibition industries, our two business segments, based on market value, industry, and business description.  The Committee relied upon the Towers Watson analysis in determining our Chief Executive Officer’s compensation for 2012 and 2013.

            In 2007, our Board of Directors approved a supplemental executive retirement plan (“SERP) pursuant to which we agreed to provide Mr. Cotter, Sr., supplemental retirement benefits to reward him for his more than 25 years of service to our Company and its predecessors.  The SERP is described in greater detail below under the caption “Supplemental Executive Retirement Plan.”    As this plan was adopted as a reward for past services and as the amounts to be paid under that plan are determined by application of an already agreed to formula, the Compensation Committee does not take into account the benefits under that plan in determining Mr. Cotter, Sr.’s annual compensation.    The amounts reflected in the Executive Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect an actuarial analysis of any increase in the present value of the SERP benefit and reflects the actuarial impact of the payment of Mr. Cotter, Sr.’s cash compensation and changes in interest rates.  Since the plan is unfunded, this amount does not reflect any actual payment by our Company into the plan or the value of any assets in the plan (of which there are none).  The benefits to Mr. Cotter, Sr. under the plan are tied only to the cash portion of his compensation, and not to compensation in the form of stock options or stock grants.

2012 CEO Compensation

For purposes of establishing our Chief Executive Officer’s 2012 compensation, the 2011 Towers Watson analysis included a written assessment of Mr. Cotter Sr.’s total direct compensation compared to the following peer group of 19 exhibition and real estate companies in the United States and Australia (to reflect the scope of our Company’s geographic operations:

Acadia Realty Trust	Inland Real Estate Corp.
Amalgamated Holdings Ltd.	Kite Realty Group Trust
Associated Estates Realty Corp.	LTC Properties Inc.
Bluegreen Corp.	Pennsylvania Real Estate Investment Trust
Carmike Cinemas Inc.	Ramco-Gershenson Properties Trust
Cedar Shopping Centers Inc.	Regal Entertainment Group
Cinemark Holdings Inc.	The Marcus Corporation
Entertainment Properties Trust	Urstadt Biddle Properties Inc.
Glimcher Realty Trust	Village Roadshow Ltd.
IMAX Corporation

Towers Watson determined predicted pay levels of the peer group for 2011 using regression analysis to adjust pay data based on estimated annual revenues of $250 million.  Towers Watson considers pay levels to be competitive if they are within 15% (plus or minus) of the levels among the peer companies.  According to Towers Watson’s assessment, Mr. Cotter Sr.’s total direct compensation for 2011 was below the competitive range of the 66th percentile among the peer companies.

After considering the consultants' analysis, the Committee recommended and our Board of Directors accepted the following compensation for our Chief Executive Officer for 2012.

Salary........................................	$700,000.
Cash Bonus............................

$500,000.  At the beginning of 2012, the Compensation Committee recommended and the Board accepted a discretionary cash bonus element of up to $500.000 for such year.  No benchmarks, formulas, or quantitative or qualitative measurements of any kind were established for purposes of determining the amount of cash bonus to be awarded within this range.  The Compensation Committee ultimately recommended, and the Board of Directors accepted, payment of a cash bonus of $500,000, based solely on the Compensation Committee’s subjective evaluation of our Chief Executive Officer’s performance.  Based on the Compensation Committee’s evaluation, our Company’s stock price improvement during 2012 and our Company’s achievements in the United States, Australia and New Zealand, our Chief Executive Officer was ultimately awarded the maximum discretionary bonus for 2012.

Stock Bonus...........................

$950,000 (217,890 shares of Class A Stock) which was calculated as the number of shares of Class A nonvoting common stock equal to $950,000 divided by the closing price of the stock January 9, 2012, the date the Committee approved the stock bonus element of Mr. Cotter, Sr.’s 2012 compensation package.  At the beginning of 2012, the Compensation Committee recommended, and the Board accepted, a stock bonus element of up to $950,000, to be comprised of two tranches: a $750,000 tranche to be paid to our Chief Executive Officer unless his employment was terminated prior to December 31, 2012, for any reason other than his death or disability, and a $200,000 tranche to be paid if the total stockholder return of the Company for 2012 was equal to or greater than the average stockholder return of the companies comprising the peer group selected by Towers Watson.  Since Mr. Cotter, Sr. was employed as our Chief Executive Officer on December 31, 2012 (the sole criteria for an award to the stock bonus element of his compensation) and since the target for the second tranche was also met, he received 217,890 shares of Class A Stock in satisfaction of the stock bonus element of his compensation.  The shares issued pursuant to this stock bonus are subject to a five-year restriction on transfer.

2013 CEO Compensation

For purposes of establishing our Chief Executive Officer’s 2013 Compensation, Towers Watson in December 2012 provided the Committee an updated written assessment of Mr. Cotter Sr.’s total direct compensation compared to the same peer group of 19 companies used in the 2011 Towers Watson analysis.

As in 2011, Towers Watson determined predicted pay levels of the peer group for 2012 using regression analysis to adjust pay data based on estimated annual revenues of $250 million.  Towers Watson considers pay levels to be competitive if they are within 15% (plus or minus) of the levels among the peer companies.  According to Towers Watson’s assessment, Mr. Cotter Sr.’s overall compensation was in line with the 66th percentile among the peer companies.

Based on the above 2012 Towers Watson analysis, the Compensation Committee recommended to the Board and the Board accepted the following compensation program for our Chief Executive Officer for 2013.

Salary........................................	$750,000
Cash Bonus............................

Up to $500,000. No benchmarks, formulas or quantitative or qualitative measurements of any kind were specified for use in determining the amount of cash bonus to be awarded within this range.  The Compensation Committee will recommend to the Board the amount of the cash bonus, within such range, at its discretion and based solely on its subjective evaluation of our Chief Executive Officer’s performance.  Based on past practice, the Company considers it likely that the full amount of the discretionary cash bonus will be awarded to Mr. Cotter, Sr. for 2013. The Compensation Committee reserve the right to increase the $500,000 discretionary cash bonus award based upon parameters to be discussed with Mr. Cotter, Sr. and based upon the progress of our proposed developments in New York City, currently proceeding under Mr. Cotter, Sr.’s direction.

Stock Bonus..........................

$750,000 (127,209 shares of Class A Stock).  So long as Mr. Cotter, Sr.’s employment with the Company is not terminated prior to December 31, 2013, other than as a result of his death or disability, he will receive 127,209 shares of our Company’s Class A Stock: the number of shares of Class A nonvoting common stock equal to $750,000 divided by the closing price of the stock January 15, 2013, the date the Committee approved the stock bonus element of Mr. Cotter, Sr.’s 2013 compensation package.  These shares (if issued) will be subject to a five year restriction on transfer.

The Company paid Towers Watson a fee of $24,000 for its services in preparing the 2012 analysis.

None of our executive officers plays a role in determining the compensation of our Chief Executive Officer.  When invited by the Compensation Committee, Mr. Cotter, Sr. attends meetings of the Compensation Committee.  In 2012, he attended one meeting to discuss the amount of his target cash bonus set by the Committee for 2012.  Before recommending any changes to our Chief Executive Officer’s compensation, the Compensation Committee typically discusses the proposed changes with Mr. Cotter, Sr.  Andrzej Matyczynski, our Chief Financial Officer, occasionally attends Compensation Committee meetings to provide information as requested by the Committee.

Compensation of Other Named Executive Officers

Mr. Cotter Sr., our Chairman and Chief Executive Officer, sets the compensation of our executive officers other than himself and the members of his family.    Mr. Cotter, Sr.’s decisions are not subject to approval by the Compensation Committee or the Board of Directors, but our Compensation Committee and our Board consider Mr. Cotter, Sr.’s decisions with respect to Executive Compensation in evaluating his performance as our Chief Executive Officer.   Mr. Cotter, Sr. has informed the Company that he does not use any formula, benchmark or other quantitative measure to establish or award any component of executive compensation, nor does he consult with compensation consultants on the matter.  Mr. Cotter, Sr. has advised the Company that he considers the following guidelines in setting the type and amount of executive compensation:

1.	Executive compensation should primarily be used to:

•	attract and retain talented executives;
•	reward executives appropriately for their individual efforts and job performance; and
•	afford executives appropriate incentives to achieve the short-term and long-term business objectives established by management and our Board of Directors.

2.	In support of the foregoing, the total compensation paid to our named executive officers should be:
•	fair both to our Company and to the named executive officers;
•	reasonable in nature and amount; and
•	competitive with market compensation rates.

Personal and Company performances are just two factors considered by Mr. Cotter, Sr. in establishing base salaries and awarding discretionary compensation.  We have no pre-established policy or target for allocating total executive compensation between base and discretionary or incentive compensation, or between cash and stock-based incentive compensation.  Historically, including in 2012, a majority of total compensation to our named executive officers was in the form of annual base salaries and discretionary cash bonuses, although stock bonuses have been granted from time to time under special circumstances.  These elements are discussed further below.

Salary........................................

Annual base salary is intended to compensate named executive officers for services rendered during the fiscal year in the ordinary course of performing their job responsibilities.  Factors that may be considered by Mr. Cotter, Sr. in setting the base salaries include (i) the negotiated terms of each executive’s employment agreement or the original terms of employment; (ii) the individual’s position and level of responsibility with our Company; (iii) periodic review of the executive’s compensation, both individually and relative to other named executive officers and (iv) a subjective evaluation of individual job performance of the executive.

Cash Bonus............................

Cash bonuses may supplement the base salaries of our named executive officers and are entirely discretionary on the part of Mr. Cotter, Sr.  Factors that may be considered by Mr. Cotter, Sr. in awarding cash bonuses are (i) the level of the executive’s responsibilities; (ii) the efficiency and effectiveness with which he or she oversees the matters under his or her supervision; and (iii) the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

Stock Bonus...........................

Equity incentive bonuses may be awarded to align our executives’ long-term compensation to appreciation in stockholder value over time and, so long as such grants are within the parameters set by our 2010 Stock Incentive Plan, are entirely discretionary on the part of Mr. Cotter, Sr. Other stock grants are subject to Board Approval.  Equity awards may include stock options, restricted stock, bonus stock, or stock appreciation rights.

If awarded, it is generally our policy to value stock options and restricted stock at the closing price of our common stock as reported on the NASDAQ Capital Market on the date the award is approved or on the date of hire, if the stock is granted as a recruitment incentive.  When stock is granted as bonus compensation for a particular transaction, the award may be based on the market price on a date calculated from the closing date of the relevant transaction.  Awards may also be subject to vesting and limitations on voting or other rights.

John Hunter, our Chief Operating Officer, and Andrzej Matyczynski, our Chief Financial Officer, have written employment agreements with our Company that each provide for a specified annual base salary and other compensation.

Other than Mr. Cotter, Sr.'s role in setting compensation, none of our executive officers play a role in determining the compensation of our named executive officers.

In 2012, our Compensation Committee also considered the compensation of Ellen M. Cotter (under our policy under which the compensation of named executive officers who are members of the Cotter family is determined by the Compensation Committee), whose salary had not been changed in four years.  The Committee considered Ms. Cotter’s performance, particularly her role in the growth in domestic theatre revenues over the past four years, and the compensation of comparable executive officers.   Our Compensation Committee recommended, and the Board accepted, a $60,000 increase in Ms. Cotter’s base salary from $275,000 to $335,000 and a cash bonus of $60,000, which was paid in August 2012.

Key Person Insurance

Our Company maintains key person life insurance on certain individuals who we believe to be key to our management.  These individuals include certain of our current employees, directors and independent contractors.    If such individual ceases to be an employee, director or independent contractor of our Company, as the case may be, he or she is permitted, by assuming responsibility for all future premium payments, to replace our Company as the beneficiary under such policy.  These policies allow each such individual to purchase up to an equal amount of insurance for such individual’s own benefit.  In the case of our employees, the premium for both the insurance as to which our Company is the beneficiary and the insurance as to which our employee is the beneficiary has been paid by our Company.   In the case of named executive officers the premium paid by our Company for the benefit of such individual is reflected in the Compensation Table in the column captioned “All Other Compensation.”

Retirement Benefits

Reading International, Inc. 401(k) Plan

We provide all of our employees, including Mr. Cotter, Sr. and our other named executive officers, a retirement savings plan qualified under Internal Revenue Code section 401(k).  To be eligible to participate, employees must have completed four months of employment, and must be over 21 years of age.  Employees choosing to participate can make contributions to their plan account on a pre-tax basis up to the maximum annual amount permitted by IRS rulings.  The Company usually matches employee contributions dollar-for-dollar up to 3% of employee wages, then 50 cents per dollar between 3% and 5% of employee wages.

Supplemental Executive Retirement Plan

In March 2007, our Board of Directors approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which we agreed to provide Mr. Cotter, Sr. supplemental retirement benefits to reward him for his more than 25 years of service to our Company and its predecessors.  Under the SERP, following his separation from our Company, Mr. Cotter, Sr. will be entitled to receive from our Company for the remainder of his life (with a guaranteed minimum of 180 monthly payments) a monthly payment of the greater of (i) 40% of his average monthly base salary and cash bonuses over the highest consecutive 36-month period of earnings prior to Mr. Cotter, Sr.'s separation from service with us or (ii) $25,000.  The beneficiaries under the SERP may be designated by Mr. Cotter, Sr. or by his beneficiary following his death.  The benefits under the SERP are fully vested.

The SERP is unfunded and, as such, the SERP benefits are unsecured, general obligations of our Company.  We may choose in the future to establish one or more grantor trusts from which to pay the SERP benefits.  The SERP is administered by the Compensation Committee.

Other Retirement Plans

Mr. Hunter has an unfunded pension benefit that was partially vested and will vest further, assuming he remains in our continuous employ, as of the following dates:

February 12	Total Vested Amount at the End of Each Vesting Year
2011	$400,000
2015	$800,000
2017	$1,000,000
2020	$2,000,000

The greatest vested amount above is to be paid to Mr. Hunter in a lump sum on the date he ceases to be employed by our Company.

During 2012, Mr. Matyczynski was granted an unfunded deferred compensation plan (“DCP”) that is partially vested and will vest further, assuming he remains in our continuous employ.  If Mr. Matyczynski is terminated for cause, then the total vested amount reduces to zero.  The incremental amount vested each year is subject to review and approval by our Board of Directors (with the concurrence of our Chairman). Assuming no changes in the incremental vesting amount by our Board of Directors, Mr. Matyczynski’s DCP will vest as follows:

December 31	Total Vested Amount at the End of Each Vesting Year
2012	$250,000
2013	$300,000
2014	$375,000
2015	$450,000
2016	$525,000
2017	$625,000
2018	$750,000
2019	$1,000,000

Payment of the vested benefit is to be made in three equal annual payments,  starting six months after he ceases to be employed by our Company.

We currently maintain no other retirement plan for our named executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits publicly held corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1.0 million.  The Compensation Committee and our Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section as in the case of Mr. Cotter, Sr.

Nonqualified Deferred Compensation

We believe we are operating, where applicable, in compliance with the tax rules applicable to nonqualified deferred compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R).  Our decision to award restricted stock to Mr. Cotter, Sr. and other named executive officers from time to time was based in part upon the change in accounting treatment for stock options.  Accounting treatment otherwise has had no significant effect on our compensation decisions.

Say on Pay and Say When Pay

            At our Company’s Annual Meeting of Stockholders held on May 19, 2011, we held an advisory vote on executive compensation and an advisory vote on the frequency of future executive compensation advisory votes.  Our stockholders voted in favor of our Company’s executive compensation and in favor of providing stockholders with an advisory vote on future executive compensation every three years.  In light of the voting results and other factors, the Board determined to provide stockholders with an advisory vote on future executive compensation every three years.  Accordingly, the next advisory vote on executive compensation will occur at the Annual Meeting of Stockholders to be held in 2014.  The Committee reviewed the results of the advisory vote on executive compensation in 2012 and did not make any changes to our compensation based on the results of the vote.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 401(b) of Regulation S-K and, based on such review and discussions, has recommended to our Board of Directors that the foregoing “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,
Edward L. Kane, Chairman Tim Storey Alfred Villaseñor

Summary Compensation Table

The following table presents summary information concerning all compensation payable to our named executive officers for services rendered in all capacities during the past three completed fiscal years:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James J. Cotter, Sr.	2012	700,000	500,000	950,000 (1)	--	2,433,000 (2)	24,000 (3)	4,607,000
Chairman of the Board	2011	500,000	500,000	750,000	--	--	25,000 (4)	1,775,000
and Chief Executive	2010	500,000	300,000	750,000	--	391,000 (2)	32,000 (4)	1,973,000
Officer

Andrzej Matyczynski	2012	309,000	--	--	33,000	250,000 (5)	25,000 (4)	617,000
Chief Financial Officer	2011	309,000	--	--	31,000	--	22,000 (4)	362,000
and Treasurer	2010	300,000	50,000	--	11,000	--	18,000 (4)	379,000

John Hunter	2012	400,000	--	--	--	100,000 (5)	12,000 (4)	512,000
Chief Operating Officer	2011	400,000	--	--	--	100,000 (5)	10,000 (4)	510,000
	2010	400,000	50,000	--	--	100,000 (5)	--	550,000

Ellen M. Cotter	2012	335,000	60,000	--	--	--	25,000 (4)	420,000
Chief Operating Officer	2011	275,000	--	--	--	--	24,000 (4)	299,000
Domestic Cinemas	2010	275,000	--	--	--	--	20,000 (4)	295,000

Robert F. Smerling	2012	350,000	50,000	--	--		22,000 (4)	422,000
President – Domestic	2011	350,000	25,000	--	--		18,000 (4)	393,000
Cinema Operations	2010	350,000	25,000	--	--	--	18,000 (4)	393,000

(1)	Based on closing price of our Class A Nonvoting Common Stock on January 9, 2012.

(2)

Represents an increase in the actuarial value of Mr. Cotter. Sr.’s SERP at December 31, 2012, as estimated by Towers Watson in January 2013.    As the SERP is unfunded, this does not represent any current payment or contribution by our Company. Rather, it is simply a calculation of the increase in the present value of the formula benefits provided for in the SERP, and reflects items such as the timing of cash compensation payments made to Mr. Cotter, Sr., and interest rates from time to time.  No change has been made to the SERP benefits since its inception in 2007.

(3)

We own a condominium in West Hollywood, California, which is used as an executive meeting place and office.  “All Other Compensation” includes our matching contributions under our 401(k) plan, the incremental cost to our Company of providing the use of the West Hollywood Condominium to Mr. Cotter, Sr., the cost of a Company automobile used by Mr. Cotter, Sr., and health club dues paid by the Company.

(4)	Represents our employer’s matching contributions under our 401(k) plan and any car allowances.

(5)

Represents increases in the value of pensions for Messrs. Matyczynski and Hunter at December 31, 2012.  As these pensions are unfunded, these amounts do not represent any current payment or contribution by our Company. Rather, it is simply a calculation of the increase in the value of the benefits provided for each pension.

Grants of Plan-Based Awards

The following table contains information concerning the stock grants made to our named executive officers for the year ended December 31, 2012:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
James J. Cotter, Sr.	1/9/2012	217,890 (1)	$950,000

(1)

Represents the value, determined by reference to the closing price of our Class A Stock on January 9, 2012,  of shares issued to Mr. Cotter in satisfaction of the stock bonus portion of his compensation package for 2012.    This valuation does not reflect the fact that these shares are restricted and cannot be sold for five years.

Outstanding Equity Awards

The following table contains information concerning the outstanding option and stock awards of our named executive officers as of December 31, 2012:

	Option Awards					Stock Awards
	Class	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested ($)
James J. Cotter, Sr.	B	100,000	--	$10.24	5/8/2017	--	--
Andrzej Matyczynski	A	35,100	--	$5.13	9/12/2020	--	--
	A	--	50,000	$6.02	8/22/2022	--	--
Robert F. Smerling	A	43,750	--	$10.24	5/9/2017	--	--
Ellen M. Cotter	A	75,000	--	$4.01	4/22/2013	--	--
	B	50,000	--	$10.24	5/9/2017	--	--

Option Exercises and Stock Vested

The following table contains information for our named executive officers concerning the option awards that were exercised and stock awards that vested during the year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James J. Cotter, Sr.	--	$--	217,890	$1,309,519
Andrzej Matyczynski	35,000	$133,000	--	$--

Pension Benefits

            The following table contains information concerning pension plans for each of the named executive officers for the year ended December 31, 2012:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James J. Cotter, Sr.	SERP	25	$5,943,000	$--
John Hunter	COO Pension Plan	6	$583,000	$--
Andrzej Matyczynski	CFO DCP	3	$250,000	$--

Payments Upon Termination or Change in Control

We have entered into the following termination arrangements with the following named executive officers:

Andrzej Matyczynski.  Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated.

John Hunter.  Under the terms of his employment, Mr. Hunter is entitled to a severance payment equal to 50% of his annual base salary if the Company terminates his employment for any reason.

No other named executive officers have termination benefits in their employment agreements.  None of our employment agreements with our named executive officers have provisions relating to change in control.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Alfred Villaseñor, Tim Storey and Edward L. Kane, who serves as Chairman.  There are no “interlocks,” as defined by the SEC, with respect to any member of our Compensation Committee.

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

The members of our Audit and Conflicts Committee are Edward Kane, Tim Storey, and Douglas McEachern, who serves as Chairman.  Management presents all potential related party transactions to the Conflicts Committee for review.  Our Conflicts Committee reviews whether a given related party transaction is beneficial to our Company, and approves or bars the transaction after a thorough analysis.  Only Committee members disinterested in the transaction in question participate in the determination of whether the transaction may proceed.

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the leasing with an option to purchase of certain cinemas located in Manhattan.  In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis.  SHC is a limited liability company owned in equal shares by James J. Cotter, Sr. and Michael Forman and of which Mr. Cotter is the managing member.  During 2012, 2011, and 2010, we paid rent to SHC in the amount of $590,000, $590,000, and $547,000, respectively.

On June 29, 2010, we agreed to extend our existing lease from SHC of the Village East Cinema in New York City by 10 years, with a new termination date of June 30, 2020.  The Village East lease includes a sub-lease of the ground underlying the cinema that is subject to a longer-term ground lease between SHC and an unrelated third party that expires in June 2031 (the “cinema ground lease”).  The extended lease provides for a call option pursuant to which Reading may purchase the cinema ground lease for $5.9 million at the end of the lease term.  Additionally, the lease has a put option pursuant to which SHC may require Reading to purchase all or a portion of SHC’s interest in the existing cinema lease and the cinema ground lease at any time between July 1, 2013 and December 4, 2019.  SHC’s put option may be exercised on one or more occasions in increments of not less than $100,000 each.  Because our Chairman, Chief Executive Officer, and controlling shareholder, Mr. James J. Cotter, Sr., is also the managing member of SHC, RDI and SHC are considered entities under common control.  As a result, we recorded the Village East Cinema building as a property asset of $4.7 million on our balance sheet based on the cost carry-over basis from an entity under common control with a corresponding capital lease liability of $5.9 million presented under other liabilities.  This resulted in a deemed equity distribution of $877,000.

In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying the Cinemas 1, 2 & 3 in Manhattan.  In connection with that transaction, we agreed to grant to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of their $3.0 million deposit plus the assumption of its proportionate share of SHP’s liabilities giving it a 25% non-managing membership interest in SHP.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter who is the daughter of James J. Cotter, Sr. and a member of our Board of Directors.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to approximately 21% of the net cash flow received by us from our live theaters in New York.  Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenue for us.  This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater.  In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow.  In 2012, OBI Management earned $390,000, which was 19.7% of net cash flows for the year.  In 2011, OBI Management earned $398,000, which was 19.4% of net cash flows for the year.  In 2010, OBI Management earned $416,000, which was 24.2% of net cash flows for the year.  In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management.  Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions.  The Management Agreement renews automatically each year unless either party gives at least six months’ prior notice of its determination to allow the Management Agreement to expire.  In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Play Investment

From time to time, our officers and directors may invest in plays that lease our live theaters.  The play STOMP has been playing in our Orpheum Theatre since prior to the time we acquired the theater in 2001.  Messrs. James J. Cotter and Michael Forman own an approximately 5% interest in that play, an interest that they have held since prior to our acquisition of the theater.

Shadow View Land and Farming LLC

During 2012, Mr. James J. Cotter, Sr., our Chairman, Chief Executive Officer and controlling shareholder, contributed $2.5 million of cash and $255,000 of his 2011 bonus as his 50% share of the purchase price of a land parcel in Coachella, California and to cover his 50% share of certain costs associated with that acquisition.  This land is held in Shadow View Land and Farming, LLC, in which Mr. Cotter owns a 50% interest.  We are the managing member of Shadow View Land and Farming, LLC.

Certain Family Relationships

Mr. Cotter, Sr., our controlling stockholder, has advised the Board of Directors that he considers his holdings in our Company to be long-term investments to be passed onto his heirs.  The Directors believe that it is in the best interests of our Company and our stockholders for his heirs to become experienced in our operations and affairs.  Accordingly, all of Mr. Cotter, Sr.’s children are currently involved with our Company and all serve on our Board of Directors.

Certain Miscellaneous Transactions

We have loaned Mr. Robert Smerling, the President of our domestic cinema operations, $70,000 pursuant to an interest-free demand loan that antedated the effective date of the Sarbanes-Oxley prohibition on loans to directors and officers.

INDEPENDENT PUBLIC ACCOUNTANTS

            Our independent public accountants, Grant Thornton, LLP, have audited our financial statements for the fiscal year ended December 31, 2012, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act, and the reviews of the financial statements included in our Forms 10-K and 10-Q provided by Grant Thornton LLP for 2012 and 2011 were approximately $593,000 and $488,000, respectively.

Audit-Related Fees

Grant Thornton, LLP did not provide us any audit related services for both 2012 and 2011.

Tax Fees

Grant Thornton, LLP did not provide us any products or any services for tax compliance, tax advice, or tax planning for both 2012 and 2011

All Other Fees

Grant Thornton, LLP did not provide us any other services than as set forth above for both 2012 and 2011.

Pre-Approval Policies and Procedures

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services.  Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly submitted to our Audit Committee for approval prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval.  Our Audit Committee pre-approved all services provided to us by Grant Thornton LLP for 2012 and 2011.

STOCKHOLDER COMMUNICATIONS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors in care of our executive offices will be promptly forwarded to such directors.  Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication.  Likewise, the content of any telephone messages left for any one or more of our directors (including call-back number, if any) will be promptly forwarded to that director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2014 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our Company’s principal executive offices at 6100 Center Drive, Suite 900, Los Angeles, California 90045.  Unless we change the date of our annual meeting by more than 30 days from the prior year’s meeting, such written proposal must be delivered to us no later than January 6, 2014 to be considered timely.  If our 2014 Annual Meeting is not within 30 days of the anniversary of our 2013 Annual Meeting, to be considered timely, stockholder proposals must be received no later than ten days after the earlier of (a) the date on which notice of the 2014 Annual Meeting is mailed, or (b) the date on which the Company publicly discloses the date of the 2014 Annual Meeting, including disclosure in an SEC filing or through a press release.  If we do not receive timely notice of a stockholder proposal, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for directors from stockholders.  Nominations for the election of directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date that this Proxy Statement is first sent to stockholders.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our Company’s common stock that is beneficially owned by such nominee and such other information required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidates from the floor at any meeting of our stockholders held at which directors are to be elected.

OTHER MATTERS

We do not know of any other matters to be presented for consideration other than the proposals described above, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to our Corporate Secretary by telephone at (213) 235-2240 or by mail to Corporate Secretary, Reading International, Inc., 6100 Center Drive, Suite 900, Los Angeles, California 90045.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,

James J. Cotter, Sr., Chairman
Dated:  April 26,  2013

ANNEX A

Article IV of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add a new Section 4.7 thereof, as follows:

4.7. Certain Issuances of Preferred Stock:  The Corporation shall not, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Voting Common Stock, engage in any transaction or series of related transactions, involving the sale, issuance or potential issuance by the Corporation of shares of any class of Preferred Stock (or securities convertible into or exchangeable for shares of any class of Preferred Stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges or preferences of such class of Preferred Stock.

PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2013.
Vote by Internet
Log on to the Internet and go to
www.investorvote.com/RDI
Follow the steps outlined on the secured website.
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals

1.	Approval of Proposed Amendment - The Board of Directors recommends a vote FOR approval of the Proposed Amendment.

For	Against	Withhold
☐	☐	☐
2.	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.

Nominees:	For	Against	Withhold		For	Against	Withhold		For	Against	Withhold
01 - James J. Cotter, Sr.	☐	☐	☐	02 - James J. Cotter, Jr.	☐	☐	☐	03 – Ellen M. Cotter	☐	☐	☐
04 - Margaret Cotter	☐	☐	☐	05 - William D. Gould	☐	☐	☐	06 - Edward L. Kane	☐	☐	☐
07 - Douglas J. McEachern	☐	☐	☐	08 - Tim Storey	☐	☐	☐	09 - Alfred Villaseñor	☐	☐	☐

3.

Other Business.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at and with respect to any and all adjournments or postponements thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

B.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally.  Corporate proxies should be signed by an authorized officer.  Executors, administrators, trustees, etc., should give their full titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

Proxy - READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 16,  2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter, Sr. and Andrzej Matyczynski, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Reading International, Inc. to be held at the offices of Reading International, Inc.,  6100 Center Drive, Suite 900,  Los Angeles, California 90045, on Thursday, May 16,  2013 at 11:00 a.m., local time, and at and with respect to any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting.  The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED PRIOR TO THE ANNUAL MEETING, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSAL 1, AND IN THE PROXY HOLDERS’ DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN AND DATE ON REVERSE SIDE

C.	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.